UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

______________________________

Date of report (Date of earliest event reported):  February 18, 2010

LAKE SHORE BANCORP, INC.
(Exact name of registrant as specified in its charter)

United States (State or other jurisdiction of incorporation)	000-51821 (Commission File Number)	20-4729288 (IRS Employer Identification No.)

125 East Fourth Street, Dunkirk, NY 14048
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (716) 366-4070

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On February 5, 2010, Lake Shore Bancorp, Inc. (the “Company”) notified The NASDAQ Stock Market (“Nasdaq”) that Paul J. Kolkmeyer, an independent director of Lake Shore Bancorp, Inc. (the “Company”) and member of the Company’s Audit Committee resigned effective February 3, 2010. On February 18, 2010, the Company received a letter from Nasdaq indicating that, as a result of Mr. Kolkmeyer’s resignation, the Company is not currently in compliance with Nasdaq Listing Rule 5605, which requires that a majority of the board of directors be comprised of independent directors. As a result of Mr. Kolkmeyer’s resignation, the Company currently has eight (8) directors, only four (4) of which qualify as independent directors. In accordance with Nasdaq Listing Rule 5605(b)(1)(A), the Company has a “cure period” of until the earlier of its next annual meeting of shareholders or February 3, 2011 to regain compliance with the rule; provided, however, that if the annual shareholders meeting is held before August 2, 2010, then the Company must regain compliance no later than August 2, 2010.

The Company’s Board of Directors has selected Gary W. Winger, an existing independent director, to fill the vacancy on the Audit Committee and intends to identify candidates to replace Mr. Kolkmeyer and appoint a new director who satisfies the independence requirements of the Nasdaq Listing Rules as expeditiously as possible, and prior to the expiration of the cure period.

A copy of the press release reporting the notification received from Nasdaq is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 19, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE SHORE BANCORP, INC.

By:	/s/ Rachel A. Foley
Name:	Rachel A. Foley
Title:	Chief Financial Officer

Date: February 19, 2010